May 12, 2005


Mr. Scott Tarte
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

Re:  Employment Agreement dated November 20, 2001

Dear Scott:

      Confirming the actions of the Compensation Committee of the Board of Directors of Marlton Technologies, Inc. ("Company"):

      Effective January 1, 2005, your annual base salary was increased to $250,000.

      As described in Note 7 of the Item 11 Summary Compensation Table included in the Company's Form 10-K/A for the fiscal year ended December 31, 2004, you have waived (i) your rights to the salary reductions described in Notes 2, 3 and 6 of such Table, and (ii) except as contemplated by Note 4 to such Table, your entitlement pursuant to your Employment Agreement to parity with Jeffrey Harrow and Robert B. Ginsburg in salary and bonus for all periods through December 31, 2004.

      The Company shall provide you with reimbursement of life and disability insurance premiums of up to $9,500 per year.

      The provisions of your Employment Agreement relating to the above subject matter are superseded by this amendment; otherwise the Employment Agreement shall remain in full force and effect in accordance with its terms and shall constitute the legal, valid and binding agreement of the Company.


                                       ---------------------------------
                                       Richard Vague
                                       Chairman of Compensation Committee

Agreed this _____ day of May, 2005.


----------------------------------
           Scott Tarte